Exhibit 99.5

POWER OF ATTORNEY

I, Farris Wilks, hereby confirm that I have authorized and designated Matt Wilks to execute and file on my behalf all SEC forms (including any amendments thereto) that I may be required to file with the United States Securities and Exchange Commission and to perform any other actions in connection with the above, as a result of my position with, or my ownership of, or transaction in securities of, any of the entities listed in the attached Schedule “A”. The authority of such individual under this Statement shall continue for as long as I am required to file such forms, unless earlier terminated by my delivery of a written revocation of this authorization to Matt Wilks. I hereby acknowledge that such individual is not assuming any of my responsibilities to comply with any of the requirements of the Securities Exchange Act of 1934.

/s/ Farris Wilks
By: Farris Wilks
Date: 1/19/21

Schedule A

LIST OF ENTITIES

1.	Dawson Geophysical Company

2.	*

3.	*

4.	*

5.	*

*	Issuer redacted.

Schedule A

Transactions in shares of Common Stock During the Past Sixty (60) Days

Shares of Common Stock Purchased / Sold	Price Per Share	Date of Purchase / Sale
111,700 shares purchased	$2.6580	01/12/2021
111,329 shares purchased	$2.3934	01/05/2021
100,000 shares purchased	$2.0013	11/25/2020
48,789 shares purchased	$1.9088	11/24/2020